Exhibit 99.2

FOR IMMEDIATE RELEASE

NEW SOURCE ENERGY PARTNERS ACQUIRES MCE, LP

OKLAHOMA CITY, November 14, 2013 – New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced that it acquired MCE, LP, and its general partner, MCE GP, LLC (together referred to as “MCE”). The transaction closed on November 12, 2013 with an effective date of November 1, 2013.

MCE is an oilfield services company that specializes in increasing efficiencies and safety in drilling and completion processes.

“The acquisition of MCE marks an exciting development for New Source as it begins our conversion from a pure play E&P MLP into a fully-integrated partnership: an E&P MLP focused on full-cycle economics,” said Kristian Kos, President and Chief Executive Officer of New Source. “This expands our growth opportunities, as it is comprised of a successful, driven team of employees whose senior management is very knowledgeable regarding the operating environments throughout the US. We believe that the achievement of our long-term goals is greatly enhanced by this addition.”

MCE was acquired from its previous owners, which includes Kristian Kos, for approximately $43.6 million in total initial consideration, to be paid in approximately $3.8 million in cash and 1,847,265 New Source common units, valued using a volume weighted average trading price for the period between August 21, 2013 and November 11, 2013 of $21.55 per common unit. In addition to the initial consideration, the previous owners of MCE are entitled to receive an earn out payment on May 1, 2015. Any earn out payment will be calculated based on a specified multiple of the annualized EBITDA generated by MCE for the nine months ended March 31, 2015, less certain adjustments, and will be satisfied using the Partnership’s common units, valued using a trailing twenty-day volume weighted average trading price as of three trading days prior to the issuance of such common units. The previous owners of MCE also retained 100 Class B Units in MCE, which entitle them to incentive distributions of cash distributed by MCE on its partnership interests above specified thresholds, up to a maximum level of 50%.

Given the relationship between Kristian B. Kos and the Partnership, the acquisition was unanimously approved by the board of directors of the Partnership’s general partner on the approval and recommendation of its conflicts committee, which is comprised entirely of independent directors.

The Partnership will file with the Securities and Exchange Commission a Current Report on Form 8-K on or before Monday, November 18th that will contain a more fulsome description of the execution of the agreements that effected the acquisition of MCE.

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss New Source’s recent acquisition, along with its third quarter 2013 results. Hosting the call will be Kristian B. Kos, President and Chief Executive Officer, and Richard D. Finley, Treasurer and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The pass code for the replay is 13572714. The replay will be available until November 21, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto New Source’s website at www.newsource.com in the Investors– Events section. A replay of the webcast will also be available for approximately 30 days following the call.

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. For more information on the Partnership please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

New Source Energy Partners L.P. - Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com